BUFFALO GOLD LTD.
Suite 880, 609 Granville Street, Vancouver, B.C., Canada V7Y 1G5
Phone: 604-685-5535 Fax: 604-685-6940

September 23, 2003 Trading Symbol: TSX Venture - YB.U

NEWS RELEASE

Further to its news release of July 22, 2003, Buffalo Gold Ltd. ("Buffalo") is pleased to report that its private placement of 423,077 units at a price of US$0.26 per unit closed today. Each unit is comprised of one common share of Buffalo and one warrant entitling the purchase of an additional common share of Buffalo at a price of US$0.35 per share until September 9, 2004. The shares that comprise part of the units and any shares acquired on the exercise of the warrants which comprise part of the units are subject to a hold period which expires on September 9, 2004.

The proceeds from this placement will be used to fund working capital and the anticipated costs of its agreement with Terrawest Minerals respecting Terrawest's Guizhou gold properties.

 On behalf of the Board of Directors of

BUFFALO GOLD LTD.

"John V. Tully"

John V. Tully, President

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN